Exhibit 99.1

ChoicePoint® Expands Debt Capacity to $1.025 Billion

Company Enters Into 5-year $300 Million Term Loan

ALPHARETTA, Ga. – January 15, 2008 – ChoicePoint (NYSE: CPS) today announced it has entered into a $300 million unsecured term loan credit facility to pay down outstanding loans under its existing revolving credit facility and fund general corporate purposes including share repurchases. As a result of this transaction, ChoicePoint’s debt capacity increased from $725 million to $1.025 billion. Wachovia Capital Markets, LLC acted as lead arranger for the transaction, which included fifteen banks.

“We’re very pleased by the support we received from our banks in the current market environment,” said ChoicePoint Treasurer John M. Mongelli. “The transaction was oversubscribed by more than 50 percent, which is a testament to the strength of our cash flows and provides us additional capacity to execute our share repurchase program and fund key growth initiatives, primarily in our insurance business.”

About ChoicePoint

ChoicePoint (NYSE: CPS) provides businesses, government agencies and non-profit organizations with technology, software, information and marketing services to help manage economic and physical risks as well as identify business opportunities. Consumers have free access to the reports we create at www.ChoiceTrust.com. Learn what we do to protect consumer privacy by visiting www.PrivacyatChoicePoint.com and, for more information on our company, go to www.ChoicePoint.com.

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ChoicePoint and the ChoicePoint logo are registered trademarks of ChoicePoint Asset Company LLC.